EXHIBIT 30

                                                           FOR IMMEDIATE RELEASE

Contact:          Beacon Hill Partners, Inc.
                   (212) 843-8500

     November 14, 1996 -- High River Limited Partnership ("High River"), a Delaware limited partnership affiliated with Carl C. Icahn, announced today that there will be no further extensions of its offers to purchase any and all limited partnership Units of eleven McNeil partnerships -- McNeil Pacific Investors Fund 1972, Ltd. ("MPIF"), McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXIV, L.P., McNeil Real Estate Fund XXV, L.P., McNeil Real Estate Fund XXVI, L.P. and McNeil Real Estate Fund XXVII, L.P. (collectively, the "Partnerships"). The offers are being made pursuant to Offers to Purchase, dated September 20, 1996, as amended.

     The offers will expire at 12:00 midnight, New York City time, on Friday, November 22, 1996. The offers will not be extended.